Exhibit 99.1

NEWS RELEASE March 26, 2026

Tetra Tech Appoints Eric W. Thornburg to its Board of Directors

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, and sustainable infrastructure, announced today that Eric W. Thornburg, recently retired Chief Executive Officer of H20 America, has been appointed to the Company’s Board of Directors, effective March 30, 2026. Mr. Thornburg will serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Thornburg brings more than 40 years of operational and strategic leadership in the water industry. He most recently served as Chair, President and CEO of H20 America (previously SJW Group), a network of local water and wastewater utilities serving more than 1.6 million people across the country. Prior to H20 America, Mr. Thornburg served as Chief Executive Officer of Connecticut Water Service.

“Eric brings deep leadership experience across diverse water utilities, with a track record of operational excellence, delivering growth and sustainable value to investors, and significant leadership team building and development,” said Dan Batrack, Tetra Tech Executive Chairman. “His insight into critical and resilient water infrastructure will benefit our focus on the water market.”

Mr. Thornburg began his career at American Water Works Corporation, developing expertise in all facets of water utility operations. He holds a B.A. degree in Biology and Business from Cornell University and an M.B.A. from Indiana Wesleyan University.

About Tetra Tech

Tetra Tech is the leader in water, environment and sustainable infrastructure, providing high-end consulting and engineering services for projects worldwide. With more than 25,000 employees working together, Tetra Tech provides clear solutions to complex problems by Leading with Science® to address the entire water cycle, protect and restore the environment, and design sustainable and resilient infrastructure. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.